Exhibit 4.100

English Translation of Chinese Language Document

Equity Interest Pledge Agreement

Contract No.: P2007M 33AJX0002-TR24

This agreement is made and entered into on                 , 2010 in Chaoyang District, Beijing by and between the following parties:

Pledgor (Party A):

Beijing Pypo Technology Group Co., Ltd.

Principal office: South Annex to Building 15 of Zhongli, Cuiwei Community, Wanshou Road, Haidian District, Beijing

Legal representative: ZHANG Kuo

Pledgee (Party B):

CITIC Trust Co., Ltd.

Principal office: Jingcheng Building, 6 South Xinyuan Road, Chaoyang District, Beijing

Legal representative: JU Weimin

All signatories to this agreement are referred to as “party”, respectively, and collectively as the “parties”.

Whereas:

In order to guarantee Party B’s creditor’s rights in connection with trust loans to Shanghai Xinmeng Investment Company Limited (“Shanghai Xinmeng”) under the “Financing Agreement” (“Master Contract”), contract No. P2007M 33AJX0002-TR17, between Party B and Shanghai Xinmeng, Party A pledges its 100% equity interest (“Pledged Equity”) in Jiangsu Pypo Technology Co. Ltd. (“Jiangsu Pypo”) to Party B, and provides pledge guarantee for Shanghai Xinmeng’s repayment obligations to Party B under the Master Contract, and Party B agrees to accept the pledge guarantee provided by Party A.

Therefore, both parties hereby agree the following agreements with respect to the above-mentioned equity pledge:

Article 1  Secured Principal Creditor’s Rights

The secured principal creditor’s rights under this agreement is the rights in connection with the loan granted to Party B according to the Master Contract.

Article 2  Pledged Equity

Party A pledges 100% of its equity interest in Jiangsu Pypo to Party B.

Article 3  Scope of Guarantee of the Pledge

3.1 The scope of the guarantee of this pledge includes the principal amount and the interest thereof, default penalties and expenses arising from enforcement of the pledge under the RMB480,000,000 loan under the Master Contract; the guaranteed scope of this pledge shall refer to the difference between the outstanding trust loan and interest thereof under Article 2.6.4 of the Master Contract and the share subscription consideration payable by Party B for Shanghai Xinmeng’s shares if Party B chooses to exercise the call option set forth in Article 3 of the Master Contract.

3.2 The existence of any other guarantees enjoyed by Party B for the debt under the Master Contract don’t constitute any impairment to Party B’s right of pledge and Party B still has the right to directly enforce the pledge hereunder.

3.3 The maximum guaranteed amount of the pledge hereunder is RMB90 million.

Article 4  Enforcement of the Pledge

Party A agrees that Party B may exercise the pledge in accordance with relevant laws, and collect the cash generated from the transfer of the Pledged Equity in priority to recover the principal creditor’s rights under the Master Contract.

Article 5  Covenants and Warranties of the Pledgor

5.1 The Pledgor is the legal owner of the Pledged Equity, which is transferrable and eligible for pledge according to relevant laws and regulations.

5.2 Except for the pledge herein, the Pledged Equity is not subject to any other security interest and/or encumbrance.

Article 6  Registration of Pledge

6.1 Both parties shall register the equity pledge with the administrative authority for industry and commerce within three working days after the signing date of this agreement. The pledge right under this agreement is formed on the day when relevant registration procedures of equity pledge are complete.

6.2 The original pledge right certificate of equity pledge should be in safekeeping with Party B.

6.3 Within three working days of the earlier of the satisfaction of either (1) or (2) as set forth below, the parties shall sign necessary documentations, and within a reasonable time limit to file with relevant authorities to release the equity pledge hereunder:

(1) The principal amount and interests thereof under the Master Contract are fully paid off; or

(2) The principal amount of the loan provided to Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd. by Shanghai Jiadeli Supermarket Co., Ltd. and the interest thereof are fully paid off.

Article 7 Applicable Laws

The formation, validity, implementation, interpretation, modification and termination of this agreement shall be governed by the laws of the People’s Republic of China.

Article 8  Resolution of Disputes

8.1 All disputes in connection with this agreement shall be settled through consultations by both parties.

Any dispute, which is not settled through consultations within 30 days starting from the date of the dispute, shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the Commission’s arbitration rules effective at the time of applying for arbitration.

8.2 Both parties shall continue to fulfill their respective obligations in good faith under this agreement other than the subjects in dispute.

Article 9  Other Matters

9.1 This agreement shall be formed after it is signed and chopped by both parties’ legal representatives or authorized representatives and becomes effective upon the completion of the registration of pledge.

9.2 Within the pledge period, the dividends including fructus generated from the Pledged Equity or other interests shall belong to Party A. Any fructus other than the dividends generated from the Pledged Equity shall be automatically included in the scope of equity pledge.

9.3 The invalidity of certain terms of this agreement shall not affect the validity of the remaining terms.

9.4 The modification to this agreement is based on consensus through consultations by both parties and both parties shall enter into a written contract as the appendix of this agreement. Each appendix, supplements and modifications to this agreement shall constitute a part of this agreement and have the same legal effects as this agreement.

9.5 This agreement shall be executed in quadruplicate and each party shall keep one copy and the other two copies shall be used for the purpose of equity pledge registration.

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Signature Page (this page does not contain any content)

Party A:
Beijing Pypo Technology Group Co., Ltd.

By:	/s/ Kuo Zhang
Name of Authorized Representative:
Title:

Party B

CITIC Trust Co., Ltd.
By:	:/s/ Weimin Ju
Name of Authorized Representative:
Title: